NEWS RELEASE	5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, May 4, 2022

NACCO INDUSTRIES
ANNOUNCES FIRST QUARTER 2022 RESULTS

First Quarter NACCO Consolidated Highlights:
•Operating profit increased to $14.9 million, up from $8.3 million in Q1 2021 primarily due to significantly improved earnings in the Minerals Management segment
•Net income increased to $12.6 million, up 40.4% from $9.0 million in Q1 2021
•EBITDA increased to $21.4 million, up 48.0% from Q1 2021
•Diluted earnings per share increased to $1.72/share from $1.25/share in Q1 2021

Cleveland, Ohio, Wednesday, May 4, 2022 - NACCO Industries® (NYSE: NC) today announced consolidated operating profit of $14.9 million and net income of $12.6 million, or $1.72 per diluted share, for the first quarter of 2022 compared with consolidated operating profit of $8.3 million and net income of $9.0 million, or $1.25 per diluted share, for the first quarter of 2021.
Improvements in the Company's consolidated operating profit, Consolidated EBITDA and net income were due to significantly higher earnings in the Minerals Management segment. Improvements in the North American Mining segment were offset by lower earnings in the Coal Mining segment and an increase in unallocated business development and employee-related expenses. Non-GAAP financial measures are defined and reconciled on pages 9 and 10.
Effective January 1, 2022, the Company changed the composition of its reportable segments. As a result, the Company retrospectively changed its computation of segment operating profit to reclassify the results of Caddo Creek Resources Company and Demery Resources Company from the Coal Mining segment into the North American Mining segment as these operations provide mining solutions for producers of industrial minerals, rather than for power generation. The Coal Mining segment now includes only mines that deliver coal for power generation. This segment reporting change has no impact on consolidated operating results. All prior period segment information in this release has been reclassified to conform to the new presentation. The reclassified segment financial information for the 2021 four quarters and full year has also been provided on pages 10 to 12 of this release.
At March 31, 2022, the Company had consolidated cash of $81.6 million and debt of $25.5 million with availability of $113.9 million under its $150.0 million revolving credit facility. The Company believes that maintaining a conservative capital structure and adequate liquidity are important given evolving trends in energy markets and the Company's strategic initiatives to grow and diversify, which are discussed further in the Growth and Diversification section of this release.

Detailed Discussion of Results
Coal Mining Results

Coal deliveries for the first quarter of 2022 and 2021 were as follows:

	2022	2021
Tons of coal delivered	(in thousands)
Unconsolidated operations	6,317	7,510
Consolidated operations	732	835
Total deliveries	7,049	8,345

Key financial results for the first quarter of 2022 and 2021 were as follows:
	2022	2021
	(in thousands)
Revenues	$20,962	$21,942
Earnings of unconsolidated operations	$13,326	$14,162
Operating expenses(1)	$8,086	$7,857
Operating profit	$7,352	$8,157
Segment EBITDA(2)	$11,390	$12,312
(1) Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
(2) Segment EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 10.

Coal Mining revenues decreased in the first quarter of 2022 from the first quarter of 2021 primarily due to fewer tons delivered as a result of lower customer demand at Mississippi Lignite Mining Company.
First-quarter 2022 Coal Mining operating profit and Segment EBITDA decreased from the prior year quarter mainly due to a decrease in earnings of unconsolidated operations and higher operating expenses.
The decrease in earnings of unconsolidated operations was primarily attributable to the termination of the Bisti Fuels contract on September 30, 2021, a reduction in fees earned at Liberty as the scope of final mine reclamation activities continues to decline and lower customer requirements at Sabine. The decrease was partly offset by an increase in earnings at Coteau resulting from contractual price escalation. The increase in operating expenses was mainly due to an increase in professional fees partially offset by lower employee-related costs.

Coal Mining Outlook - 2022
On May 2, 2022, Great River Energy ("GRE") completed the sale of the Coal Creek Station power plant and the adjacent high-voltage direct current transmission line to Rainbow Energy Center, LLC and its affiliates. As a result of the sale, the existing agreements between GRE and Falkirk Mining Company terminated and GRE paid the Company $14.0 million, transferred ownership of an office building and conveyed membership units in Midwest AgEnergy to NACCO. The new Coal Sales Agreement ("CSA") between Falkirk and Rainbow Energy became effective on May 1, 2022. Falkirk will continue supplying all coal requirements of Coal Creek Station and will be paid a management fee per ton of coal delivered for operating the mine. Rainbow Energy is responsible for funding all mine operating costs and directly or indirectly providing all of the capital required to operate the mine. The CSA specifies that Falkirk will perform final mine reclamation, which will be funded in its entirety by Rainbow Energy. The initial production period is expected to run ten years from the effective date of the CSA, but the CSA may be extended or terminated early under certain circumstances.
Coal Mining operating profit in 2022 is expected to decrease significantly compared with 2021, both including and excluding the contract termination fees. The expected reduction in operating profit is primarily the result of reduced earnings at both consolidated and unconsolidated

Coal Mining operations as well as an anticipated increase in operating expenses. The increase in operating expenses is primarily due to expected higher outside services and professional fees.
Results at the consolidated mining operations are expected to decrease significantly in 2022 from 2021 primarily due to expected substantially lower earnings at Mississippi Lignite Mining Company driven by an anticipated reduction in customer demand, predominantly in the second half of 2022, from higher than average levels in 2021. Lower customer demand, expected cost inflation in 2022 on diesel fuel, repairs and supplies, and higher depreciation expense related to recent capital expenditures to develop a new mine area are expected to contribute to an increase in the cost per ton in 2022. In general, cost per ton delivered is lowest when the power plant requires a consistently high level of coal deliveries, primarily because costs are spread over more tons.
The reduction in earnings at the unconsolidated Coal Mining operations is expected to be driven by the termination of the Bisti Fuels contract as of September 30, 2021 and lower earnings at Falkirk, primarily in the second half of 2022 compared with the second half of 2021. Falkirk has agreed to a reduction in the current per ton management fee from May 1, 2022 through May 31, 2024. After May 31, 2024, Falkirk's per ton management fee increases to a higher base in line with current fee levels, and thereafter adjusts annually according to an index which tracks a broad measure of U.S. inflation.
Segment EBITDA, which excludes the termination payments of $10.3 million from Bisti Fuels' customer in 2021 and the $14 million contract termination fee from GRE in 2022, is expected to decrease significantly in 2022 from 2021 primarily as a result of the forecasted reduction in operating profit partially offset by an increase in depreciation, depletion and amortization expense. The increase in depreciation, depletion and amortization expense is primarily due to higher capital expenditures at Mississippi Lignite Mining Company as a result of the development of a new mine area.
Capital expenditures are expected to be approximately $21 million in 2022. The elevated levels of capital expenditures from 2019 through 2022 relate to the necessary development of a new mine area at Mississippi Lignite Mining Company, which will allow continued coal deliveries through the end of the contract. The increase in capital expenditures associated with mine development will result in higher depreciation expense in future periods that will unfavorably affect future operating profit. Capital expenditures for Mississippi Lignite Mining Company are expected to decline significantly beginning in 2023.
The Company's contract structure at each of its coal mining operations eliminates exposure to spot coal market price fluctuations. However, fluctuations in natural gas prices and the availability of renewable power generation, particularly wind, can contribute to changes in power plant dispatch and customer demand for coal. Sustained higher natural gas prices could continue to result in increased demand for coal. Changes to expectations for customer power plant dispatch could affect the Company’s outlook for 2022 and over the longer term.
The owner of the power plant served by the Company's Sabine Mine in Texas intends to retire the power plant in the first quarter of 2023, at which time Sabine expects to begin final reclamation. Funding for mine reclamation is the responsibility of the customer. Coteau operates the Freedom Mine in North Dakota. All coal production from the Freedom Mine is delivered to Basin Electric Power Cooperative. Basin Electric utilizes the coal at the Great Plains Synfuels Plant, Antelope Valley Station and Leland Olds Station. The Synfuels Plant is a coal gasification plant owned by Dakota Gas that manufactures synthetic natural gas and produces fertilizers, solvents, phenol, carbon dioxide and other chemical products for sale. In August 2021, Basin Electric announced that it signed a non-binding term sheet which contemplates the sale of the assets of Dakota Gas. The closing is subject to the satisfaction of specified conditions. As part of the announcement, Basin Electric indicated that the Synfuels Plant will continue existing operations through 2026. Basin Electric is also considering other options for the Synfuels Plant if the transaction with the potential buyer does not close.

North American Mining Results

Deliveries for the first quarter of 2022 and 2021 were as follows:
	2022	2021
	(in thousands)
Tons delivered	13,962	12,675

Key financial results for the first quarter of 2022 and 2021 were as follows:
	2022	2021
	(in thousands)
Revenues	$21,404	$17,939
Operating profit	$1,271	$657
Segment EBITDA(1)	$2,738	$1,608
(1) Segment EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 10.

Revenues at North American Mining increased in the first quarter of 2022 over the prior year primarily as a result of an increase in tons delivered driven by increased customer requirements. Higher revenue related to reclamation at Caddo Creek also contributed to the increase in revenues.
The improvement in operating profit was due to higher reclamation income at Caddo Creek partly offset by a reduction in earnings at the active operations primarily as a result of higher employee-related costs.
North American Mining Segment EBITDA increased significantly as a result of the increase in operating profit and substantially higher depreciation expense resulting from equipment acquired to support newer contracts that are expected to contribute to increased income in future periods.

North American Mining Outlook
In 2022, North American Mining expects full-year operating profit to increase over 2021, primarily in the fourth quarter of 2022, due to an expected increase in customer requirements and contributions from contracts executed during 2021. Segment EBITDA for 2022 is expected to increase significantly compared with the prior year as a result of the improvement in operating profit and an increase in depreciation expense.
During 2021, North American Mining expanded its footprint, including into new geographies, by entering into new contract mining services agreements at quarries in Florida, Indiana, Texas and Arkansas. During the first quarter of 2022, North American Mining agreed to commission a new dragline at an existing quarry in Florida to secure a contract extension through 2027. This dragline will supplement an existing dragline at this operation, resulting in an expected increase in deliveries and income over the next five years at the quarry. North American Mining continues to have a substantial pipeline of potential new projects and is pursuing a number of growth initiatives that, if successful, would be accretive to future earnings.
In 2019, North American Mining's subsidiary, Sawtooth Mining, LLC, entered into a mining services agreement to serve as the exclusive contract miner for the Thacker Pass lithium project in northern Nevada, owned by Lithium Nevada Corp., a subsidiary of Lithium Americas Corp. (TSX: LAC) (NYSE: LAC). Lithium Americas owns the lithium reserves at Thacker Pass and will be responsible for the processing and sale of the lithium produced. In April 2022, Lithium Americas provided an update on the Thacker Pass project, which noted that all key state-level permits had been issued for Thacker Pass and early-works construction, which includes site access and preparation, is expected to commence in 2022. At maturity, this management fee contract is expected to deliver fee income similar to a mid-sized management fee coal mine.
In 2022, capital expenditures are expected to be approximately $28 million primarily for the acquisition, relocation and refurbishment of draglines, as well as the acquisition of other mining equipment to support the continued expansion of contract-mining services, including the acquisition of equipment to support the Thacker Pass lithium project. The cost of mining equipment related to

Thacker Pass will be reimbursed by the customer over a seven-year period from the equipment acquisition date.

Minerals Management Results

Key financial results for the first quarter of 2022 and 2021 were as follows:
	2022	2021
	(in thousands)
Revenues	$12,754	$5,500
Operating profit	$11,628	$4,235
Segment EBITDA(1)	$12,206	$4,682
(1) Segment EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 10.

For the first quarter of 2022, Minerals Management revenue, operating profit and Segment EBITDA increased significantly over the first quarter of 2021 primarily due to higher royalty income driven by significantly higher natural gas and oil prices, as well as $2.1 million of settlement income recognized during the first quarter of 2022. The settlement income relates to the Company's ownership interest in certain mineral rights.

Minerals Management Outlook
The Minerals Management segment derives income from royalty-based leases under which lessees make payments to the Company based on their sale of natural gas, oil, natural gas liquids and coal, extracted primarily by third parties.
Operating profit and Segment EBITDA in 2022 are expected to increase significantly over 2021 primarily driven by current expectations for natural gas and oil prices for the remainder of 2022, partly offset by an anticipated reduction in production. As a result of substantially higher oil and natural gas prices in the first half of 2022 compared with the respective prior year period, the Company expects a significant increase in operating profit in the first half of 2022. This increase is anticipated to be partly offset by a modest decrease in the second half of 2022 as increases in oil and gas prices are expected to moderate and as a result of the absence of $3.3 million of settlement income recognized in the third quarter of 2021.
Commodity prices are inherently volatile and as an owner of royalty and mineral interests, the Company’s access to information concerning activity and operations with respect to its interests is limited. The Company's expectations are based on the best information currently available and could vary positively or negatively as a result of adjustments made by operators and/or changes to commodity prices.
In the first quarter of 2022, Minerals Management completed a small acquisition of mineral interests in the New Mexico portion of the Permian basin for $0.7 million. Minerals Management is targeting additional investments in mineral and royalty interests of approximately $9 million in the remainder of 2022. These investments are expected to be accretive, but each investment's contribution to earnings is dependent on the details of that investment, including the size and type of interests acquired and the stage and timing of mineral development. The contribution of each investment could also vary due to commodity price changes. These acquired interests are expected to align with the Company’s strategy of selectively acquiring mineral and royalty interests with a balance of near-term cash-flow yields and long-term growth potential, in high-quality reservoirs offering diversification from the Company’s legacy mineral interests.

Consolidated 2022 Outlook
Overall for the 2022 full year, excluding the settlements associated with the GRE/Rainbow Energy transaction and the Bisti termination fee recognized in 2021, NACCO expects consolidated operating profit, net income and Consolidated EBITDA to decrease from 2021. Lower operating profit in the Coal Mining segment is expected to be partially offset by an anticipated significant increase in earnings at the Minerals Management segment and higher operating profit at North American Mining. In addition, the Company recognized $3.4 million of gains associated with equity securities in 2021 that are not expected to recur. The effective income tax rate, including the settlements associated with the GRE/Rainbow Energy transaction is expected to be between 14% and 16%.
The Company will recognize the value of the North Dakota office building and the membership units in Midwest AgEnergy received as part of the settlement with GRE as a component of other income.
Consolidated capital expenditures are expected to be approximately $67 million in 2022 and include approximately $8 million for expenditures at Mitigation Resources of North America®. In 2022, cash flow before financing activities is expected to be significantly lower than in 2021 as a result of the anticipated capital expenditures.

Growth and Diversification
The Company is pursuing growth and diversification by strategically leveraging its core mining and natural resources management skills to build a strong portfolio of affiliated businesses. Management continues to be optimistic about the long-term outlook for growth in the North American Mining and Minerals Management segments and in the Company's Mitigation Resources of North America business. Each of these businesses continues to expand its pipeline of potential new projects with opportunities for growth and diversification.
North American Mining is pursuing growth and diversification by expanding the scope of its business development activities to include potential customers who require a broad range of minerals and materials and by leveraging the Company’s core mining skills to expand the range of contract mining services it provides. North American Mining continues to pursue additional opportunities to provide comprehensive mining services to operate entire mines, as it expects to do at the new lithium project in Nevada. The goal is to build North American Mining into a leading provider of contract mining services for customers that produce a wide variety of minerals and materials. The Company believes North American Mining can grow to be a substantial contributor to operating profit, delivering unlevered after-tax returns on invested capital in the mid-teens as this business model matures and achieves significant scale, but the pace of growth will be dependent on the mix and scale of new projects.
The Minerals Management segment continues to grow and diversify by pursuing acquisitions of mineral and royalty interests in the United States. The Minerals Management segment will benefit from the continued development of its mineral properties without additional capital investment, as all further development costs are borne entirely by third-party producers who lease the minerals. This business model can deliver higher average operating margins over the life of a reserve than traditional oil and gas companies that bear the cost of exploration, production and/or development. Catapult Mineral Partners, the Company’s business unit focused on managing and expanding the Company’s portfolio of oil and gas mineral and royalty interests, has developed a strong network to source and secure new acquisitions, and has several potential acquisitions under review. The goal is to construct a diversified portfolio of high-quality oil and gas mineral and royalty interests in the United States that deliver near-term cash flow yields and long-term projected growth. The Company believes this business will provide unlevered after-tax returns on invested capital in the low-to-mid-teens as the portfolio of reserves and mineral interests grows and this business model matures.
Mitigation Resources of North America continues to expand its business, which creates and sells stream and wetland mitigation credits and provides services to those engaged in permittee-responsible mitigation. This business offers an opportunity for growth and diversification in an industry where the Company has substantial knowledge and expertise and a strong reputation. The Mitigation Resources business has achieved several early successes and is positioned for additional growth. The Company's goal is to grow Mitigation Resources into one of the ten largest U.S. providers of mitigation solutions, largely focused on streams and wetlands, initially in the southeast

United States. While this business is in the early stages of development, it is currently focused on expanding and has established mitigation projects in Alabama, Mississippi, Texas and Tennessee. The Company believes that Mitigation Resources can provide solid rates of return as this business matures.
The Company also continues to pursue activities which can strengthen the resiliency of its existing coal mining operations. The Company remains focused on managing coal production costs and maximizing efficiencies and operating capacity at mine locations to help customers with management fee contracts be more competitive. These activities benefit both customers and the Company's Coal Mining segment, as fuel cost is a significant driver for power plant dispatch. Increased power plant dispatch results in increased demand for coal by the Coal Mining segment's customers. Fluctuating natural gas prices and availability of renewable energy sources, such as wind and solar, could affect the amount of electricity dispatched from coal-fired power plants.
The Company continues to look for opportunities to expand its coal mining business where it can apply its management fee business model to assume operation of existing surface coal mining operations in the United States. However, opportunities are very limited in the current environment. In addition, the political and regulatory environment is not receptive to development of new coal-fired power generation projects which would create opportunities to build and operate new coal mines.
The Company is committed to maintaining a conservative capital structure as it continues to grow and diversify, while avoiding unnecessary risk. Strategic diversification will generate cash that can be re-invested to strengthen and expand the businesses. The Company also continues to maintain the highest levels of customer service and operational excellence with an unwavering focus on safety and environmental stewardship.

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Conference Call
In conjunction with this news release, the management of NACCO Industries will host a conference call on Thursday, May 5, 2022 at 8:30 a.m. Eastern Time. To participate in the live call, please register more than 15 minutes in advance at http://www.directeventreg.com/registration/event/7747766 to obtain the dial-in information and conference call access codes. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast, which can be accessed through the NACCO Industries' website at ir.nacco.com/home. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the call will be available shortly after the call ends through May 13, 2022. An archive of the webcast will also be available on the Company's website two hours after the live call ends.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Consolidated EBITDA and Segment EBITDA are provided solely as supplemental non-GAAP disclosures of operating results. Management believes that Consolidated EBITDA and Segment EBITDA assist investors in understanding the results of operations of NACCO Industries. In addition, management evaluates results using these non-GAAP measures.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) changes to or termination of customer or other third-party contracts, or a customer or other third party default under a contract, (2) any customer's premature facility closure, (3) a significant reduction in purchases by the Company's customers, including as a result of changes in coal consumption patterns of U.S. electric power generators, or changes in the power industry that would affect demand for the Company's coal and other mineral reserves, (4) changes in the prices of hydrocarbons, particularly diesel fuel, natural gas and oil, (5) failure or delays by the Company's lessees in achieving expected production of natural gas and other hydrocarbons; the availability and cost of transportation and processing services in the areas where the Company's oil and gas reserves are located; federal and state legislative and regulatory initiatives relating to hydraulic fracturing; and the ability of lessees to obtain capital or financing needed for well-development operations and leasing and development of oil and gas reserves on federal lands, (6) failure to obtain adequate insurance coverages at reasonable rates, (7) supply chain disruptions, including price increases and shortages of parts and materials, (8) the impact of the COVID-19 pandemic, including any impact on suppliers, customers and employees, (9) changes in tax laws or regulatory requirements, including the elimination of, or reduction in, the percentage depletion tax deduction, changes in mining or power plant emission regulations and health, safety or environmental legislation, (10) the ability of the Company to access credit in the current economic environment, or obtain financing at reasonable rates, or at all, and to maintain surety bonds for mine reclamation as a result of current market sentiment for fossil fuels, (11) the effects of investors’ and other stakeholders’ increasing attention to environmental, social and governance (“ESG”) matters, (12) changes in costs related to geological and geotechnical conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (13) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (14) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or aggregates requirements, (15) weather or equipment problems that could affect deliveries to customers, (16) changes in the costs to reclaim mining areas, (17) costs to pursue and develop new mining, mitigation and oil and gas opportunities and other value-added service opportunities, (18) delays or reductions in coal or aggregates deliveries, (19) the ability to successfully evaluate investments and achieve intended financial results in new business and growth initiatives, (20) disruptions from natural or human causes, including severe weather, accidents, fires, earthquakes and terrorist acts, any of which could result in suspension of operations or harm to people or the environment, and (21) the ability to attract, retain, and replace workforce and administrative employees.

About NACCO Industries
    NACCO Industries® brings natural resources to life by delivering aggregates, minerals, reliable fuels and environmental solutions through its robust portfolio of NACCO Natural Resources businesses. Learn more about our companies at nacco.com, or get investor information at ir.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED
	MARCH 31
	2022	2021
	(In thousands, except per share data)
Revenues	$55,023	$45,105
Cost of sales	39,176	37,413
Gross profit	15,847	7,692
Earnings of unconsolidated operations	14,592	15,342
Operating expenses
Selling, general and administrative expenses	14,784	13,763
Amortization of intangible assets	847	982
Gain on sale of assets	(136)	(41)
	15,495	14,704
Operating profit	14,944	8,330
Other (income) expense
Interest expense	513	356
Interest income	(145)	(120)
Closed mine obligations	380	383
Gain on equity securities	(518)	(823)
Other, net	(230)	(130)
	—	(334)
Income before income tax provision (benefit)	14,944	8,664
Income tax provision (benefit)	2,362	(297)
Net income	$12,582	$8,961

Earnings per share:
Basic earnings per share	$1.73	$1.26
Diluted earnings per share	$1.72	$1.25

Basic weighted average shares outstanding	7,253	7,101
Diluted weighted average shares outstanding	7,321	7,142

CONSOLIDATED EBITDA RECONCILIATION (UNAUDITED)
	THREE MONTHS ENDED
	MARCH 31
	2022	2021
	(in thousands)
Net income	$12,582	$8,961
Income tax provision (benefit)	2,362	(297)
Interest expense	513	356
Interest income	(145)	(120)
Depreciation, depletion and amortization expense	6,127	5,585
Consolidated EBITDA*	$21,439	$14,485

*Consolidated EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Consolidated EBITDA as net income before income taxes, plus net interest expense and depreciation, depletion and amortization expense. Consolidated EBITDA is not a measure under U.S. GAAP and is not necessarily comparable to similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT EBITDA RECONCILIATIONS (UNAUDITED)

	Three Months Ended March 31, 2022
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$20,962	$21,404	$12,754	$192	$(289)	$55,023
Cost of sales	18,850	19,650	748	349	(421)	39,176
Gross profit (loss)	2,112	1,754	12,006	(157)	132	15,847
Earnings of unconsolidated operations	13,326	1,266	—	—	—	14,592
Operating expenses*	8,086	1,749	378	5,282	—	15,495
Operating profit (loss)	$7,352	$1,271	$11,628	$(5,439)	$132	$14,944
Segment EBITDA**
Operating profit (loss)	$7,352	$1,271	$11,628	$(5,439)	$132	$14,944
Depreciation, depletion and amortization	4,038	1,467	578	44	—	6,127
Segment EBITDA**	$11,390	$2,738	$12,206	$(5,395)	$132	$21,071

	Three Months Ended March 31, 2021
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$21,942	$17,939	$5,500	$143	$(419)	$45,105
Cost of sales	20,090	16,977	687	132	(473)	37,413
Gross profit	1,852	962	4,813	11	54	7,692
Earnings of unconsolidated operations	14,162	1,180	—	—	—	15,342
Operating expenses*	7,857	1,485	578	4,784	—	14,704
Operating profit (loss)	$8,157	$657	$4,235	$(4,773)	$54	$8,330
Segment EBITDA**
Operating profit (loss)	$8,157	$657	$4,235	$(4,773)	$54	$8,330
Depreciation, depletion and amortization	4,155	951	447	32	—	5,585
Segment EBITDA**	$12,312	$1,608	$4,682	$(4,741)	$54	$13,915
*Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
**Segment EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment EBITDA as operating profit (loss) plus contract termination settlements and depreciation, depletion and amortization expense. Segment EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT EBITDA RECONCILIATIONS (UNAUDITED)

	Three Months Ended June 30, 2021
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$20,689	$19,860	$5,608	$910	$(1,171)	$45,896
Cost of sales	18,043	17,815	956	1,235	(1,138)	36,911
Gross profit (loss)	2,646	2,045	4,652	(325)	(33)	8,985
Earnings of unconsolidated operations	12,176	1,366	—	—	—	13,542
Operating expenses*	7,195	1,713	479	4,470	—	13,857
Operating profit (loss)	$7,627	$1,698	$4,173	$(4,795)	$(33)	$8,670
Segment EBITDA**
Operating profit (loss)	$7,627	$1,698	$4,173	$(4,795)	$(33)	$8,670
Depreciation, depletion and amortization	4,073	984	522	38	—	5,617
Segment EBITDA**	$11,700	$2,682	$4,695	$(4,757)	$(33)	$14,287

	Three Months Ended September 30, 2021
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$20,946	$20,429	$10,607	$1,594	$(1,834)	$51,742
Cost of sales	17,817	18,886	755	1,662	(1,707)	37,413
Gross profit (loss)	3,129	1,543	9,852	(68)	(127)	14,329
Earnings of unconsolidated operations	16,380	1,272	—	—	—	17,652
Contract termination settlement	10,333	—	—	—	—	10,333
Operating expenses*	7,857	1,367	398	5,102	(2)	14,722
Operating profit (loss)	$21,985	$1,448	$9,454	$(5,170)	$(125)	$27,592
Segment EBITDA**
Operating profit (loss)	$21,985	$1,448	$9,454	$(5,170)	$(125)	$27,592
Contract termination settlement	(10,333)	—	—	—	—	(10,333)
Depreciation, depletion and amortization	4,306	1,031	423	36	—	5,796
Segment EBITDA**	$15,958	$2,479	$9,877	$(5,134)	$(125)	$23,055
*Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
**Segment EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment EBITDA as operating profit (loss) plus contract termination settlements and depreciation, depletion and amortization expense. Segment EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT EBITDA RECONCILIATIONS (UNAUDITED)

	Three Months Ended December 31, 2021
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$19,254	$20,716	$9,288	$2,048	$(2,203)	$49,103
Cost of sales	16,646	19,971	590	1,472	(2,022)	36,657
Gross profit (loss)	2,608	745	8,698	576	(181)	12,446
Earnings of unconsolidated operations	13,371	936	—	—	—	14,307
Operating expenses*	7,964	2,100	480	5,391	—	15,935
Operating profit (loss)	$8,015	$(419)	$8,218	$(4,815)	$(181)	$10,818
Segment EBITDA**
Operating profit (loss)	$8,015	$(419)	$8,218	$(4,815)	$(181)	$10,818
Depreciation, depletion and amortization	3,976	1,608	466	37	—	6,087
Segment EBITDA**	$11,991	$1,189	$8,684	$(4,778)	$(181)	$16,905

	Full Year 2021
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$82,831	$78,944	$31,003	$4,695	$(5,627)	$191,846
Cost of sales	72,596	73,649	2,988	4,501	(5,340)	148,394
Gross profit (loss)	10,235	5,295	28,015	194	(287)	43,452
Earnings of unconsolidated operations	56,089	4,754	—	—	—	60,843
Contract termination settlement	10,333	—	—	—	—	10,333
Operating expenses*	30,873	6,665	1,935	19,747	(2)	59,218
Operating profit (loss)	$45,784	$3,384	$26,080	$(19,553)	$(285)	$55,410
Segment EBITDA**
Operating profit (loss)	$45,784	$3,384	$26,080	$(19,553)	$(285)	$55,410
Contract termination settlement	(10,333)	—	—	—	—	(10,333)
Depreciation, depletion and amortization	16,510	4,574	1,858	143	—	23,085
Segment EBITDA**	$51,961	$7,958	$27,938	$(19,410)	$(285)	$68,162
*Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
**Segment EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment EBITDA as operating profit (loss) plus contract termination settlements and depreciation, depletion and amortization expense. Segment EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.